Exhibit 99.2

USANA Health Sciences, Inc.	February 9, 2021

Q4 2020 Management Commentary, Results and 2021 Outlook
●	Fourth quarter net sales increased 14.5% year-over-year to $310.5 million.
●	Fourth quarter diluted EPS increased 32.6% year-over-year to a record $1.87.
●	Fiscal year net sales increased 7.0% year-over-year to $1.135 billion.
●	Fiscal year diluted EPS increased 32.9% year-over-year to a record $5.86.
●	Company provides 2021 Outlook for Net Sales between $1.21 billion and $1.27 billion and diluted EPS between $6.00 and $6.45.
●	Board of Directors authorizes up to $150 million in share repurchase authorization

Overview

Our fourth quarter results were better than expected and cap off a year during which USANA delivered remarkable results despite continued challenges from the pandemic.  Note that the current year fourth quarter included one additional week of sales, which contributed approximately $18 million to the top-line and an estimated $0.17 to diluted earnings per share.  Active customers as of January 2, 2021 increased 2.2% on a year-over-year basis, but declined sequentially.  The fourth quarter of 2019 and the third quarter of 2020 benefited from promotional efforts as well as trial/test programs during those periods that did not re-occur during the fourth quarter of 2020.  Consequently, we faced a tough year-over-year and sequential quarter comparison for Active Customer counts.  We are pleased with the momentum we are seeing in our business and look forward to continued growth in active customers and sales.

Continued demand for our high quality nutritional products and successful execution of our strategic initiatives contributed to strong financial performance in fiscal 2020.  Our team proved to be resourceful and adaptive to a changing and challenging operating environment and we ended the year with more customers, higher net sales and record earnings per share.

During the year, we accelerated many of our technology initiatives, including further improving our mobile platform, expanding payment options to meet the demands of consumers around the world, facilitating quick and simple product education, and capturing feedback from an enhanced voice of customer effort.  Additionally, we introduced several new tools that allowed our sales force to continue sharing and selling USANA products in a virtual/digital environment. These initiatives, and many other technical and operational improvements, helped sustain and accelerate performance in 2020.  We look forward to building upon these efforts in 2021.

Q4 2020 Results

Consolidated Results
Net Sales	$310.5 million	● +14.5% vs. prior-year quarter ● +9.9% constant currency vs. prior-year quarter ● +$12.4 million FX impact, or +4.6% ● Additional week of sales contributed approximately $18 million
Diluted EPS	$1.87	● +32.6% vs. prior-year quarter ● Diluted shares of 21.2 million, -2.6% ● Additional week of sales contributed an estimated $0.17
Active Customers	599,000	● +2.2% vs. prior-year quarter

The Company maintains a 52/53-week fiscal year.  Fiscal 2020 was a 53-week year and includes one additional week of sales during the fourth quarter compared to the fourth quarter of 2019.  Prior to fiscal 2020, the last 53-week year was in fiscal 2014.

Balance Sheet

The Company ended the quarter with $312 million in cash and cash equivalents and no debt.  During the quarter, the Company did not repurchase any shares of common stock.  For the full year the company repurchased 785,000 shares totaling $57 million.

Share Repurchase Authorization

As of the end of the fourth quarter, there was approximately $73 million remaining under the existing share repurchase authorization.  The Company’s Board of Directors has approved up to $150 million in share repurchase authorization, inclusive of the $73 million remaining under the share repurchase authorization.

Repurchases may be made from time to time, in the open market, through block trades or otherwise, subject to applicable rules of the Securities and Exchange Commission. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

Quarterly Income Statement Discussion

Gross margins decreased 160 basis points from the prior year to 81.0% of net sales.  This decrease can be attributed primarily to (i) changes in market sales mix and (ii) higher distribution and shipping costs. Favorable currency exchange rates provided modest relief to the lower gross margin.

Associate Incentives decreased 40 basis points from the prior year to 41.8% of net sales.  The decrease in Associate Incentives can be attributed primarily to a change in market sales mix.

Selling, General and Administrative Expense increased $4.1 million compared to the prior year, which can be attributed to higher employee related costs.  In relative terms, SG&A expense decreased 170 basis points from the prior year to 22.3% of net sales due primarily to (i) leverage gained on increased sales, (ii) lower event costs due to shifting several large events to a virtual platform, and (iii) decreased travel costs.

The effective tax rate for the full year 2020 improved to 29.9% compared to 33.2% in the prior year.  This improvement is due to increased earnings in the U.S. allowing for greater foreign tax credit utilization.  This benefit resulted in an effective tax rate for the fourth quarter of 27.3%, compared to 32.9% in the prior year quarter.

Regional Financial Results

Asia Pacific Region
Net Sales	$248.8 million	● +14.5% vs. prior-year quarter ● Constant currency net sales: +8.7% ● +$12.5 million FX impact, or +5.8% ● 80.1% of consolidated net sales
Active Customers	454,000	● -1.1% vs. prior-year quarter
Asia Pacific Sub-Regions
Greater China
Net Sales	$139.1 million	● +5.4% vs. prior-year quarter ● Constant currency net sales: -0.6%
Active Customers	252,000	● -13.1% vs. prior-year quarter ● -11.3% sequentially
North Asia
Net Sales	$32.9 million	● +17.1% vs. prior-year quarter ● Constant currency net sales: +11.5%
Active Customers	60,000	● +7.1% vs. prior-year quarter ● no change sequentially
Southeast Asia Pacific
Net Sales	$76.9 million	● +34.2% vs. prior-year quarter ● Constant currency net sales: +28.9%
Active Customers	142,000	● +25.7% vs. prior-year quarter ● -10.1% sequentially

Greater China:  Net sales in this region grew 5.4% during the quarter.  In mainland China, net sales increased 7.0% while local currency sales increased 0.7%.  Active Customers in mainland China decreased 13.9% during the current year quarter.  As previously noted, the fourth quarter of 2019 and the third quarter of 2020 benefited from promotional efforts as well as trial/test programs during those periods that did not re-occur during the fourth quarter of 2020.  Consequently, we faced a tough year-over-year and sequential quarter comparison for Active Customer counts.  Additionally, challenging market conditions continue to have a negative impact on our business in Hong Kong.

North Asia:  Growth in this region was again driven by South Korea, where local currency net sales increased by 9.8% and active Customers grew by 3.6% year-over-year.  Local currency net sales in Japan grew 66.3% year-over-year.

Southeast Asia Pacific:  We continued to see strong growth in this region with net sales in several markets increasing double-digits on a year-over year basis. The Philippines continued to be the largest contributor to the growth with local currency net sales increasing by 81.6% and active customers increasing by 67.6% year-over-year.

Americas and Europe Region
Net Sales	$61.7 million	● +14.3% vs. prior-year quarter ● Constant currency net sales: +14.5% ● -$0.1 million FX impact, or -0.2% ● 19.9% of consolidated net sales
Active Customers	145,000	● +14.2% vs. prior-year quarter ● -2.0% sequentially

Americas and Europe Region:  We are pleased to see strong performance in this region with year-over-year net sales growth of 9.8% in the U.S., and double-digit local currency growth in every other market.  Active Customers in the region were 14.2% higher than a year ago.

FY 2020 Financial Performance

Consolidated Results
Net Sales	$1.135 billion	● +7.0% vs. prior year ● +6.9% constant currency vs. prior year ● no meaningful FX impact
Diluted EPS	$5.86	● +32.9% vs. prior year ● Diluted shares of 21.3 million, -6.8%
Cash & Cash Equivalents	$312 million	● Cash generated from operating activities totaled $160 million

Outlook and 2021 Operating Strategy

The Company is introducing its consolidated net sales and earnings per share outlook for fiscal year 2021.

Fiscal Year 2021 Outlook
Range
Consolidated Net Sales	$1.21 - $1.27 billion
Diluted EPS	$6.00 - $6.45

The Company’s outlook for the year also reflects:

●	A favorable currency exchange rate impact on net sales of approximately $66 million;
●	An estimated operating margin of between 14.8% and 15.2%;
●	An annual effective tax rate of 31%; and
●	An annualized diluted share count of 20.7 million.

Note that fiscal 2021 is a 52-week year as compared to the 53-week fiscal 2020.  Outlook for fiscal 2021 reflects our current understanding of the COVID-19 operating environment as restrictions and health responses continue to evolve.  During the first half of 2021, we expect to hold virtual events for our sales force and maintain our work-from-home plan for employees.  Thus far, we have not seen a meaningful sustained disruption to our manufacturing, shipping or global operations.  Some markets continue to face increased restrictions, while others are seeing a return to a more normalized operating environment.  We hope to see conditions continue to improve as the year progresses, but recognize that the ongoing COVID-19 environment remains unpredictable.

In 2021, we will continue to focus on growing our customer base and executing our global strategy, which includes: (i) continued investment in digital transformation and overall customer experience; (ii) launching our new Active Nutrition product line; (iii) driving growth in existing markets with an emphasis on China; (iv) pursuing international expansion; (v) pursuing accretive, strategic collaborations and acquisitions to grow our business; and (vi) focusing on corporate sustainability.

Digital Strategy

Nearly every aspect of our business relies on technology.  Our technology efforts are focused on improving:  (i) customer experience; (ii) brand awareness and customer acquisition; (iii) customer feedback and data-driven decision making; and (iv) our infrastructure.

Customer Experience: Offering an excellent overall customer experience remains key to growing our customer base.  We will continue investing in enhancements to the digital experience.  Our 2021 areas of focus include the customer shopping experience, customer communication, and digital training for our Associates.

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Shopping Experience: This will include: (i) website pages and shopping apps in China and worldwide that allow customers to easily find product information and specific benefits to help them tailor their shopping to their needs/culture/lifestyle and to lead to an increase in sales conversions; (ii) recommendation tools that allow customers to quickly determine which products meet their needs and lifestyle; and (iii) promotion tools that allow our international markets to quickly design and run unique product offerings tailored to the market’s specific needs.

●	Customer Communications: We are expanding our text and chat support for our customers at all of our call centers.
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Digital Tools and Training: We are working with and training our Associates on how to better utilize various digital tools to create engagement and grow their business.  Examples include: (i) shareable social links that allow Associates to easily introduce and promote products to an interested customer; (ii) improved websites that deliver a branded USANA experience and allow an Associate to share USANA products and the business opportunity; and (iii) online/digital onboarding through a comprehensive training platform that makes it easy for Associates to become educated on the available digital tools to attract and service customers.

Brand Awareness and Customer Acquisition: We are taking a more active approach to digital marketing through pay-per-click and social media advertising, with a focus on brand awareness, conversions, and retention.  We are also implementing additional search engine optimization and online reputation management tools.  We have implemented retargeting/abandoned cart tools that track site visits and activity and retargets with specific ads and plan to leverage this information to grow our business.

Customer Feedback and Data-driven Decision Making: We continue to leverage investments that allow us to test features, manage targeted surveys, and capture the voice of customer as we make decisions to improve the customer experience.  We are also enhancing tools that allow us to better curate our qualitative and quantitative data.  We have created and implemented machine learning driven AI processes with further improvements and additional implementations scheduled for 2021.  These efforts allow us to continue to accelerate informed decision making through the use of timely and relevant data

Infrastructure Improvements: We will continue to add to the significant infrastructure improvements we have made over the last several years, which will focus on security, mobile and website performance, and continued refinement of data center and disaster recovery efforts.

Product Launches and Incentive Offerings

Beginning in the second quarter, we will introduce our new Active Nutrition product line to our customers in the U.S., Canada, Mexico, Australia and New Zealand. Other select markets will roll-out through 2021.  Our new foods manufacturing facility adjacent to our corporate offices in Salt Lake City has been ramping up production in anticipation of this launch.  While this line will initially launch with nine products that focus on weight management and digestive health, we plan to expand the category over the next several years to include a broader product offering such as children’s health, the microbiome, and performance and energy.  Currently under way is a robust ambassador sales training program as well as user trials to support the public-facing launch.

Existing Market Growth, China Strategy, and New Market Expansion

In 2021, we will continue to drive growth in our existing markets by focusing on increasing our customer base through new product offerings, a customer loyalty program and evaluation of incentives offerings that motivate our sales force. We will also continue to utilize proven strategies that address the needs of individual markets.

China Strategy: Notwithstanding the fluid COVID-19 environment, we remain confident in our China business and our long-term growth opportunity in this important market.  Importantly, we will begin implementing additional growth strategies in China as the year progresses.  These strategies are in line with our global growth strategies but are tailored for the China market.

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Digital Transformation: We will continue to invest and ensure that we are providing our customers and Associates with the best digital tools for online shopping and business building in China. Additionally, our plans include investments in our creative and content management capabilities within our Beijing facility.  These investments will focus on: (i) increased brand awareness; (ii) increased content velocity and nimbleness; and (iii) greater control of the creative process.

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Product Innovation:  We plan to launch several new products in China during 2021.  In addition to innovating within our current product categories, we plan to explore a broader offering of Traditional Chinese Medicine (“TCM”) products through internal development and pursuing third party collaborations.  A collaboration of this nature could enable us to move to the forefront in the TCM market and allow for the launch of several new products starting in early 2022.

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Customer Experience/Branch Office Innovation:  Several of our 29 branch offices in China will be transformed over the next five years into to an experiential store where we will provide enhanced interactive product displays, fitness and health coaching, and biometric screening.  Our customers are interested in having a unique, experiential relationship with our brand and we believe this trial program will help to deliver on customer expectations.

●	We estimate net sales growth will range between 6% and 12% in this important market during 2021 and we plan to leverage these efforts to accelerate growth in future years.

New Market Expansion: We also plan to increase our focus on international expansion opportunities in 2021.  Although we do not plan to announce a new market in 2021, we will continue market entry preparations to lay the groundwork for an upcoming new market announcement and opening.

Business Development

In 2020, we entered into a strategic collaboration and investment with Built Brands, a company known for its unique and great-tasting protein bars.  This collaboration has made it possible for us to accelerate the development, enhancement, and expansion of our healthy nutrition bars, which are a key part of our Active Nutrition line.  We continue to evaluate business development opportunities that strengthen, diversify, and grow our worldwide business by focusing on: (i) overall nutrition; (ii) vertical integration; (iii) product and category expansion; and (iv) geographic expansion.

As we begin 2021, we remain committed to helping our customers improve their health and overall well-being by providing them with our high quality health products and a rewarding business opportunity.  We believe that we are positioned for continued growth and are confident in our growth strategies.  We thank all of our stakeholders for their continued support and look forward to delivering another year of solid growth in 2021.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.  The forward-looking statements in this press release set forth our beliefs as of the date hereof.  We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280